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                                                                    Exhibit 10.8
                              AMENDED AND RESTATED
                         WAGE CONTINUATION AGREEMENT OF

                                HAWK CORPORATION

         THIS AGREEMENT is made and entered into as of this 31st day of December, 2001, by and among Hawk Corporation, a Delaware corporation ("Hawk"), Friction Products Co. (together with Hawk, the "Corporation"), and Norman C. Harbert, individually (hereinafter referred to as the "Employee").

         WHEREAS, the Employee is employed by the Corporation;

         WHEREAS, the Corporation recognizes the valuable services heretofore performed for it by the Employee and wishes to encourage his continued employment by providing this additional compensation for the Employee's services to the Corporation;

         WHEREAS, the Employee has no present intention to retire;

         WHEREAS, the Employee wishes to be assured that the spouse of the Employee at the time of his death (the "Spouse") will be entitled to a certain minimum amount of compensation for the lifetime of the Spouse after his death;

         WHEREAS, the parties entered into a Wage Continuation Agreement dated June 30, 1995, as amended and restated in its entirety as of January 23, 1998, which set forth the terms and conditions upon which the Corporation would pay additional compensation to the Spouse after the Employee's death and the Corporation and the Employee both desire to again amend and restate such Agreement in its entirety;

         WHEREAS, the Corporation has purchased insurance which provides that Employee's designee shall receive certain insurance proceeds (the "Insurance Benefit") upon Employee's death;

         WHEREAS, Employee has designated a certain trust (the "Trust") for the primary benefit of the Spouse as the recipient of the Insurance Benefit;



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         WHEREAS, Employee intends that the trustee (the "Trustee") of the Trust utilize the Insurance Benefit to purchase a monthly annuity from an "A" rated
(or comparably rated) financial institution payable to the Spouse (or certain other beneficiaries upon the Spouse's death) for the longer of the life of the Spouse or ten (10) years (the "Monthly Spousal Annuity"), unless the Trustee determines not to purchase the Monthly Spousal Annuity as provided in the Trust; and

         WHEREAS, the parties hereto wish to provide terms and conditions upon which the Corporation would supplement the Monthly Spousal Annuity after the Employee's death;

         NOW THEREFORE, in consideration of the premises and of the mutual promises herein contained, the parties hereto agree as follows:

         1. CONSIDERATION.

             (a) In consideration of the Employee remaining in its employ, the Corporation agrees that, (i) in the event of death of the Employee while the Employee is in the active employ of the Corporation under the Amended and Restated Employment Agreement by and between the Corporation and the Employee dated as of December 31, 2001 (the "Employment Agreement") or while the Employee is serving as an active consultant under the Consultant Agreement by and among the Corporation and the Employee dated as of December 31, 2001 (the "Consultant Agreement"), (ii) in the event of death of the Employee at any time after he had been receiving "Disability Wage Continuation Payments" (as such term is defined in the Employment Agreement), or (iii) if Employee is no longer acting as a consultant to the Corporation under the Consultant Agreement because Employee is mentally or physically disabled (as defined below), the Corporation shall pay to the Spouse a monthly payment equal to the Tentative Payment Amount divided by sixty




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percent (60%) (the "Wage Continuation Payment") less any applicable withholding taxes. The term "Tentative Payment Amount" shall equal Twelve Thousand Five Hundred Dollars ($12,500) less the After-Tax Monthly Spousal Annuity and in no event shall be less than zero; the term "After-Tax Monthly Spousal Annuity" shall mean the Monthly Spousal Annuity less Taxes Payable; and the term "Taxes Payable" shall mean the portion of the Monthly Spousal Annuity subject to federal income taxes multiplied by forty percent (40%); provided further that the foregoing monthly payment shall be reduced (but not below zero) by the amount of any disability insurance payments made to Employee or his spouse under any insurance plans provided and paid for by the Corporation or any of its affiliates and any payments made to Employee or his spouse under any non-contributory defined benefit plan maintained by the Corporation or any of its affiliates. The phrase "mentally or physically disabled" shall have the meaning ascribed to it in the Employment Agreement. If the Trustee makes a determination not to purchase the Monthly Spousal Annuity upon the death of the Employee while the Spouse is living or if the Employee designates someone other than the Spouse directly or indirectly through the Trust as the beneficiary of the Insurance Benefit, the Monthly Spousal Annuity will be deemed to equal the monthly annuity amount that could otherwise have been purchased by the Trustee for the Spouse if such a determination had not been made. The Wage Continuation Payment shall be payable to the Spouse in equal monthly installments commencing with the first day of the first month following the month of the Employee's death and shall continue monthly until the death of the Spouse.

             (b) For purposes of illustrating the operation of paragraph 1(a) above, assume that the Insurance Benefit paid to the Trust is $981,432, the Spouse has a life expectancy of 22.5


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years for purposes of calculating the tax owed under Section 72 of the Internal
Revenue Code of 1986, as amended, and the Monthly Spousal Annuity equals $6,006.36. The tax free portion of each monthly payment would equal $3,634.93 ($981,432 divided by 22.5 divided by 12). The Taxes Payable would equal $948.57 ($6,006.36 less $3,634.93 multiplied by 40%). The After-Tax Monthly Spousal Annuity would equal $5,057.78 ($6,006.36 less $948.57). The Tentative Payment Amount would equal $7,442.22 ($12,500 less $5,057.78). The Wage Continuation Payment would equal $12,403.70 ($7,442.22 divided by 60%).

             (c) In the event that, upon the death of the Employee, the Spouse is not then living, the Corporation shall not be obligated to make any payments hereunder, and neither the Employee's estate, his heirs or his other beneficiaries shall have any claim thereto.

         2. TERMINATION. This Agreement shall terminate, and the Corporation shall have no further obligation hereunder in the event that:

             A. The employment of the Employee by the Corporation is terminated or the Employee terminates his Consultant Agreement of even date, in either case for any reason other than his (i) death or (ii) the Employee becoming mentally or physically disabled. Nothing contained herein shall be construed to be a contract of employment for any term of years, nor as conferring upon the Employee the right to continue in the employ of the Corporation in any capacity. It is expressly understood by the parties thereto that this Agreement relates exclusively to salary continuation benefits in return for the Employee's services and is not intended to be an employment contract.


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             B Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes, by tender or exchange offer or otherwise, a beneficial owner, directly or indirectly, of stock of the Corporation representing fifty percent (50%) or more of the voting power of the Corporation's then outstanding stock, exclusive of the Series D Preferred Stock as a result of a transaction approved by vote of the Corporation's Board of Directors prior to such transaction.

         3. PAYMENT. Nothing contained in the Agreement and no action taken pursuant to its provisions by either party hereto shall create, or be construed to create, a trust of any kind, or a fiduciary relationship between the Corporation and the Employee or the Spouse. The payments to the Spouse (other than payment derived from the Insurance Benefit) shall be made from assets which shall continue, for all purposes, to be a part of the general assets of the Corporation, and no person, other than the Corporation, shall have, by virtue of the provisions of this Agreement, any interest in such assets. To the extent that any person acquires a right to receive payments from the Corporation under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

         4. INSURANCE. In the event that, in its discretion, the Corporation purchases an insurance policy or policies (including the policy providing the Insurance Benefit) insuring the life of the Employee to allow the Corporation to recover, in whole, or in part, the cost of providing the benefits hereunder, neither the Employee nor the Spouse shall have any rights whatsoever therein, except as may be provided in any split-dollar agreement between the Corporation and the Employer. The Corporation shall be the sole owner and beneficiary thereof and shall possess and may exercise all


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incidents of ownership therein, except as may be provided in any split-dollar agreement between the Corporation and the Employer.

         5. PROHIBITIONS. Neither the Employee nor the Spouse shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable hereunder, nor shall such amounts be subject to seizure by any creditor of any such beneficiary, by a preceding by law or in equity, and no such benefit shall be transferable by operation of law in the event of bankruptcy, insolvency or death of the Employee or the Spouse. Any such attempted assignment or transfer shall be void and shall terminate this Agreement, and the Corporation shall thereupon have no further liability hereunder.

         6. AMENDMENT. This Agreement may not be amended, altered or modified, except by a written instrument signed by the parties hereto, or their respective successors or assigns, and may not be otherwise terminated except as provided herein.

         7. BINDING. This Agreement shall be binding upon and inure to the benefit of the Corporation and its successors and assigns, and the Employee and his heirs, executors, administrators and the Spouse. Employee may not assign this Agreement.

         8. NOTICE. Any notice, consent or demand required or permitted to be given under the provisions of the Agreement shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed to a party hereto, it shall be sent by United States certified mail, postage prepaid, addressed to such party's last address as shown on the records of the Corporation.


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         9. CONSTRUCTION. This Agreement, and the rights of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Delaware.

         10. INTEGRATION. This Agreement supersedes all prior arrangements, understandings, conversations and negotiations between the parties with respect to the subject matter of this Agreement and shall constitute the entire agreement between the parties with respect to such matter. Without limiting the foregoing, the Wage Continuation Agreement dated June 30, 1995, between Employee and Corporation is hereby terminated.

         11. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ATTEST:                               HAWK CORPORATION AND
                                      FRICTION PRODUCTS CO.

By: /s/ Byron S. Krantz            By: /s/ Ronald E. Weinberg
    -----------------------            -----------------------------------------
        Byron S. Krantz                    Ronald E. Weinberg
        Secretary                          Chief Executive Officer


                                       /s/ Norman C. Harbert
                                       -----------------------------------------
                                           NORMAN C. HARBERT
                                           "Employee"





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